Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal Fourth Quarter and Full Year 2018

Announces Quarterly Cash Dividend of $0.17 per Share
Provides Full Year 2019 Outlook

Centennial, CO - February 21, 2019 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.8% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in North America, announced today consolidated results for the fiscal fourth quarter and year ended December 27, 2018.
Total revenue for the fourth quarter ended December 27, 2018 decreased 2.3% to $137.4 million from $140.7 million for the comparable quarter last year. Operating income decreased 13.4% to $60.8 million for the fourth quarter of 2018 from $70.2 million for the fourth quarter of 2017. Adjusted OIBDA decreased 7.7% to $76.2 million for the fourth quarter of 2018 from $82.6 million for the fourth quarter of 2017. Net income for the fourth quarter of 2018 was $16.3 million, or net income of $0.21 per diluted share, compared to net income of $40.7 million, or net income of $0.30 per diluted share, for the fourth quarter of 2017. As adjusted to exclude CEO transition-related costs and the impact of tax reform, net income per share for the fourth quarter of 2018 would have increased to $0.23 and net income per share for the fourth quarter of 2017 would have decreased to $0.13. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement. Additionally, during the fourth quarter of 2018, the Company re-purchased an additional $7.3 million of our senior unsecured notes due in 2026. The re-purchase is expected to result in interest savings to maturity of approximately $3.3 million.
Total revenue for the year ended December 27, 2018 increased 3.6% to $441.4 million from $426.1 million for the comparable period last year. Operating income increased 0.3% to $154.3 million for the year ended 2018 from $153.9 million for the year ended 2017. Adjusted OIBDA increased 0.1% to $205.4 million for the year ended 2018 from $205.1 million for the year ended 2017. Included in Adjusted OIBDA and operating income were $0.4 million and $3.1 million of non-cash impairment charges during the years ended 2018 and 2017, respectively, on investments obtained in prior years in exchange for advertising services. Net income for the year ended 2018 was $29.8 million, or net income of $0.37 per diluted share, compared to net income of $58.3 million, or net income of $0.48 per diluted share, for the year ended 2017. As adjusted to exclude CEO transition-related costs, the reversal of a reserve for uncertain tax positions, early lease termination expense, and the impact of tax reform net income per share for the year ended 2018 would have remained the same and net income per share for the year ended 2017 would have decreased to $0.29 per diluted share. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement. During the year ended 2018, the Company re-purchased a total of $15.0 million of our senior unsecured notes due in 2026. The re-purchase is expected to result in interest savings to maturity of approximately $6.8 million.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.17 per share of common stock. The dividend will be paid on March 19, 2019 to stockholders of record on March 5, 2019. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute over time a substantial portion of its free cash flow. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant.

Commenting on the Company’s 2018 operating results and 2019 positioning, NCM President and Interim CEO Cliff Marks said, “Overall, it has been a good year for NCM. I’m pleased that we were able to grow our revenue for the year and finish out 2018 within our guidance estimates. We have made great progress on our strategy as we continued to introduce new Noovie Digital products to enhance our core business, paid down debt, strengthened our relationship with our exhibitor partners, and continued to pave the way for growth long into the future. With the first quarter already looking strong and an exceptional film slate coming up for the rest of the year, we continue to feel optimistic about 2019.”
2019 Outlook
For the full year 2019, the Company expects total revenue to be up 1.9% to 5.3% and Adjusted OIBDA to be up 0.8% to 5.6% from the full year 2018. The Company expects total revenue in the range of $450.0 million to $465.0 million for the full year 2019, compared to total revenue for the full year 2018 of $441.4 million and Adjusted OIBDA in the range of $207.0 million to $217.0 million for the full year 2019 compared to Adjusted OIBDA for the full year 2018 of $205.4 million. During 2019, the Company expects to record approximately $21.0 million to $23.0 million in integration and other encumbered theater payments from Cinemark and AMC associated with the Rave Theatres and Carmike Theatres acquisitions, which are recorded as a reduction of an intangible asset.
Supplemental Information
Integration and other encumbered theater payments due from Cinemark and AMC associated primarily with Rave Theaters and Carmike Theaters for the quarters ended December 27, 2018 and December 28, 2017 and years ended December 27, 2018 and December 28, 2017 were $8.1 million, $9.3 million, $21.4 million, and $20.9 million respectively. These payments were recorded as a reduction of an intangible asset.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties February 21, 2019 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, March 7, 2019, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13687547.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. According to Nielsen, more than 750 million moviegoers annually attend theaters that are currently under contract to present NCM’s Noovie pre-show in 57 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 21,100 screens in over 1,700 theaters in 187 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for the full year 2019. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie pre-show; 2) increased competition for advertising expenditures; 3) changes to relationships with NCM LLC’s founding members; 4) inability to implement or achieve new revenue opportunities; 5) technological changes and innovations; 6) economic conditions, including the level of expenditures on cinema advertising; 7) our ability to renew or replace expiring advertising and content contracts; 8) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 9) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 10) fluctuations in operating costs; and 11) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 28, 2017, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 27, 2018	December 28, 2017	December 27, 2018	December 28, 2017
Revenue	$137.4	$140.7	$441.4	$426.1
OPERATING EXPENSES:
Advertising operating costs	10.9	11.0	37.4	32.4
Network costs	3.3	3.9	13.3	15.8
Theater access fees-founding members	19.9	19.1	81.7	76.5
Selling and marketing costs	18.5	17.8	66.5	72.0
Administrative and other costs	13.6	9.3	48.3	37.9
Depreciation and amortization	10.4	9.4	39.9	37.6
Total	76.6	70.5	287.1	272.2
OPERATING INCOME	60.8	70.2	154.3	153.9
NON-OPERATING EXPENSES:
Interest on borrowings	13.1	13.4	55.4	52.8
Interest income	(0.5)	(0.2)	(1.5)	(1.2)
(Gain) loss on early retirement of debt, net	(0.2)	—	0.7	—
Loss (gain) on re-measurement of the payable to founding members under the tax receivable agreement (1)	0.8	(191.6)	(3.8)	(192.2)
Other non-operating (income) expense	(0.1)	(0.2)	(0.2)	(0.3)
Total	13.1	(178.6)	50.6	(140.9)
INCOME BEFORE INCOME TAXES (1)	47.7	248.8	103.7	294.8
Income tax expense (1)	6.8	179.3	23.5	180.3
CONSOLIDATED NET INCOME (1)	40.9	69.5	80.2	114.5
Less: Net income attributable to noncontrolling interests	24.6	28.8	50.4	56.2
NET INCOME ATTRIBUTABLE TO NCM, INC. (1)	$16.3	$40.7	$29.8	$58.3

NET INCOME PER NCM, INC. COMMON SHARE: (1)
Basic	$0.21	$0.54	$0.39	$0.89
Diluted	$0.21	$0.30	$0.37	$0.48

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	76,958,864	75,994,932	76,859,087	65,226,817
Diluted	77,570,008	154,534,523	157,403,910	151,067,270

Dividends declared per common share	$0.17	$0.22	$0.68	$0.88

(1)
These 2017 balances have been adjusted to reflect the change in accounting principle adopted in the first quarter of 2018 and applied retrospectively to all prior periods related to the presentation of the Company’s payable to founding members under the tax receivable agreement whereby the Company is no longer discounting the payable. This change resulted in a $0.31 and $0.46 increase in diluted earnings per share for the quarter and year ended December 28, 2017, respectively. Refer to the Company’s Form 10-K for the year ended December 27, 2018, expected to be filed with the SEC on February 21, 2019, for further discussion of the nature and amount of the changes.

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	December 27, 2018	December 28, 2017
Cash, cash equivalents and marketable securities	$75.6	$59.5
Receivables, net	149.9	160.6
Property and equipment, net	33.6	30.7
Total assets	1,141.8	1,173.1
Borrowings, gross	931.4	932.0
Total equity/(deficit)	(89.2)	(74.8)
Total liabilities and equity	1,141.8	1,173.1

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Year Ended
	December 27, 2018	December 28, 2017
Total Screens (100% Digital) at Period End (1)(6)	21,172	20,850
Founding Member Screens at Period End (2)(6)	16,768	16,808
DCN (Digital Content Network) Screens at Period End (3)(6)	20,741	20,419

	Quarter Ended		Year Ended
(in millions)	December 27, 2018	December 28, 2017	December 27, 2018	December 28, 2017
Total Attendance for Period (4)(6)	169.4	163.7	705.1	655.8
Founding Member Attendance for Period (5)(6)	138.4	135.4	580.8	545.6
Capital Expenditures	$4.4	$4.3	$15.4	$12.3

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for all periods presented.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	December 27, 2018	December 28, 2017	December 27, 2018	December 28, 2017
Revenue breakout:
National advertising revenue	$97.6	$101.4	$312.0	$296.3
Local and regional advertising revenue	32.4	32.1	98.0	99.9
Total advertising revenue (excluding beverage)	$130.0	$133.5	$410.0	$396.2

Total revenue	$137.4	$140.7	$441.4	$426.1

Per attendee data:
National advertising revenue per attendee	$0.576	$0.619	$0.442	$0.452
Local and regional advertising revenue per attendee	$0.191	$0.196	$0.139	$0.152
Total advertising revenue (excluding beverage) per attendee	$0.767	$0.816	$0.581	$0.604
Total revenue per attendee	$0.811	$0.859	$0.626	$0.650
Total attendance (1)	169.4	163.7	705.1	655.8

Other operating data:
Operating income	$60.8	$70.2	$154.3	$153.9
OIBDA (2)	$71.2	$79.6	$194.2	$191.5
Adjusted OIBDA (2)	$76.2	$82.6	$205.4	$205.1
Adjusted OIBDA margin (2)	55.5%	58.7%	46.5%	48.1%

Earnings per share - basic	$0.21	$0.54	$0.39	$0.89
Earnings per share - diluted	$0.21	$0.30	$0.37	$0.48

Adjusted income per share - diluted (2)	$0.23	$0.13	$0.37	$0.29

(1)
Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for all periods presented.

(2)
OIBDA, Adjusted OIBDA, Adjusted OIBDA margin and adjusted income per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin
Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States. OIBDA represents operating income before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based compensation cost, Chief Executive Officer transition costs, and early lease termination expense. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, CEO turnover, early lease termination expense, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs, costs associated with the resignation of the Company’s former Chief Executive Officer, or early lease termination expense. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The following tables reconcile operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 27, 2018	December 28, 2017	December 27, 2018	December 28, 2017
Operating income	$60.8	$70.2	$154.3	$153.9
Depreciation and amortization	10.4	9.4	39.9	37.6
OIBDA	$71.2	$79.6	$194.2	$191.5
Share-based compensation costs (1)	1.6	2.9	7.8	11.2
CEO transition costs (2)	3.4	0.1	3.4	0.6
Early lease termination expense (3)	—	—	—	1.8
Adjusted OIBDA	$76.2	$82.6	$205.4	$205.1
Total revenue	$137.4	$140.7	$441.4	$426.1
Adjusted OIBDA margin	55.5%	58.7%	46.5%	48.1%

Adjusted OIBDA	$76.2	$82.6	$205.4	$205.1
Carmike and Rave Theaters integration and other encumbered theater payments	8.1	9.3	21.4	20.9
Adjusted OIBDA after integration and other encumbered theater payments	$84.3	$91.9	$226.8	$226.0

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended		Year Ended
	December 27, 2018	December 28, 2017	December 27, 2018	December 28, 2017
Share-based compensation costs included in network costs	$0.2	$0.3	$0.6	$1.0
Share-based compensation costs included in selling and marketing costs	0.4	1.0	2.5	4.1
Share-based compensation costs included in administrative and other costs	1.0	1.6	4.7	6.1
Total share-based compensation costs	$1.6	$2.9	$7.8	$11.2

(2)	Chief Executive Officer transition costs represent severance, consulting and related other costs and are included in administrative expense in the accompanying financial tables.
(3)
Early lease termination expense represents an expense recorded upon the early termination of the lease of our previous corporate headquarters because the early termination payment made by the Company was reimbursed by the landlord of the new building. This expense is included in administrative expense in the accompanying financial statements.

Outlook (in millions)

Year Ending December 26, 2019
NCM, Inc.
	Low	High
Operating income	$163.5	$168.0
Depreciation and amortization	38.0	42.0
OIBDA	201.5	210.0
Share-based compensation costs (1)	5.0	6.0
CEO transition costs (2)	0.5	1.0
Adjusted OIBDA	$207.0	$217.0
Total revenue	$450.0	$465.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables.
(2)	Chief Executive Officer transition costs represent severance, consulting and related other costs and are included in administrative expense in the accompanying financial tables.

Adjusted Net Income and Income per Share
Adjusted net income and income per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net income and income per share are calculated using reported net income and income per share and exclude CEO transition-related costs, early lease termination expense, and reversal of reserve for uncertain tax positions. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net income should not be regarded as an alternative to net income and should not be regarded as an alternative to income per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and income per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.
The following table reconciles net income as previously reported to net income as reported reflecting the impact of the change in accounting principle. In addition, as reported net income and income per share are reconciled to adjusted net income and income per share excluding the CEO transition-related costs, early lease termination expense, and reversal of reserve for uncertain tax positions for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 27, 2018	December 28, 2017	December 27, 2018	December 28, 2017
Net (loss) income as previously reported		$(0.9)		$2.5
Adjustment due to change in accounting principle		41.6		55.8
Net income as reported	$16.3	$40.7	$29.8	$58.3
CEO transition costs (1)	3.4	0.1	3.4	0.6
Early lease termination expense (2)	—	—	—	1.8
Reversal of reserve for uncertain tax positions (3)	—	—	(0.3)	(1.7)
Effect of noncontrolling interests (51.2%, 50.5%, 51.2% and 55.8%, respectively)	(1.7)	(0.1)	(1.7)	(1.3)
Effect of provision for income taxes (29.4%, 81.5%, 44.1% and 75.6%, respectively) (4)	(0.5)	—	(0.7)	(0.8)
Gain on re-measurement of the payable to founding members under the tax receivable agreement (5)	—	(191.0)	—	(191.0)
Income tax expense related to re-measurement of deferred tax balances and TRA payable to founding members (5)	—	164.8	—	164.8
Net income attributable to noncontrolling interests (net of estimated taxes of $0.0, $23.5, $22.2, and $42.5 respectively) (6)	—	5.3	28.2	13.7
Net effect of adjusting items	$1.2	$(20.9)	$28.8	$(13.9)
Diluted net income excluding adjusting items	$17.5	$19.8	$58.6	$44.4

Weighted Average Shares Outstanding as reported and as adjusted
Diluted (6)	77,570,008	154,534,523	157,403,910	151,067,270

Diluted income per share as reported (7)	$0.21	$0.30	$0.37	0.48
Net effect of adjusting items	0.02	(0.17)	—	(0.19)
Diluted income per share excluding adjusting items	$0.23	$0.13	$0.37	$0.29

(1)	Chief Executive Officer transition costs represent severance, consulting and related other costs and are included in administrative expense in the accompanying financial tables.
(2)
Early lease termination expense represents a non-cash expense recorded upon the early termination of the lease of our previous corporate headquarters because the early termination payment made by the Company was reimbursed by the landlord of the new building.

(3)	During the year ended 2018 and 2017, NCM, Inc. reversed a portion and then the remainder of its contingency reserve for material, known tax exposures, including accrued interest and penalties due to the expiration of certain statutes of limitations. The reserve reversal has no noncontrolling interest effect because it is only recorded at NCM, Inc.
(4)	The rates utilized to tax effect the adjusting items represent the effective tax rates for the respective periods.
(5)	The gain on the re-measurement of the payable to the founding members and the income tax expense related to the re-measurement of the deferred tax balances were due to the reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent by the Tax Cuts and Jobs Act enacted on December 22, 2017.
(6)	The diluted weighted average shares outstanding for the quarter and year ended December 28, 2017 and year ended December 27, 2018 assumes the conversion of all founding member common units to NCM, Inc. shares. Upon the conversion of all common units, all consolidated net income would be attributable to NCM, Inc. and thus the tax effected noncontrolling interest income has been added to the numerator of the diluted EPS calculation for these periods. Adjusted consolidated net income has been tax effected utilizing the effective tax rate or the quarter and year ended December 28, 2017 and year ended December 27, 2018 of 81.5%, 75.6%, and 44.1%, respectively. The effect of the exchangeable NCM LLC common units held by the founding members for the quarter ended December 27, 2018 were excluded from the calculation of diluted weighted average shares and earnings per NCM, Inc. share as they were antidilutive in the period.
(7)	The impact of the change in accounting principle was a $0.31 and $0.46 increase in diluted earnings per share for the quarter and year ended December 28, 2017, respectively.